Exhibit 99.1

For Immediate Release

BUILDING MATERIALS HOLDING CORPORATION ANNOUNCES
THIRD QUARTER 2003 FINANCIAL RESULTS

SAN FRANCISCO (October 28, 2003) – Building Materials Holding Corporation (Nasdaq: BMHC), a leading provider of construction services and products to professional builders and contractors, today announced that its net sales for the third quarter of 2003 increased 25.1% to $396.3 million from $316.9 million in the third quarter of 2002.  Sales of construction services and manufactured building components for the third quarter increased 35.2% to $227.8 million, or 57.5% of total sales, compared to $168.5 million, or 53.2% of total sales, in the same period a year ago.  The increase in net sales for the third quarter of 2003 is attributable to the consolidation of WBC, which was formerly accounted for under the equity method of accounting, inflation in commodity wood product prices and an increase in comparable sales.

Net income for the third quarter of 2003 was $8.0 million, or $0.59 per diluted share, compared to net income of $9.7 million, or $0.73 per diluted share, in the third quarter of 2002.  Net income for the third quarter of 2003 includes a loss on extinguishment of debt of $0.6 million, net of tax, or $0.05 per diluted share.  In addition, as a result of the adoption of Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (FAS 150), net income for the quarter reflects a non-cash gain of $1.8 million, net of tax, or $0.13 per diluted share, offset by a change in accounting principle non-cash charge of $1.8 million, net of tax, or $0.13 per diluted share.

Gross profit as a percentage of sales was 25.7% for the third quarter of 2003 compared to 28.4% in the same period of 2002.  Selling, general and administrative expenses (SG&A) decreased to 21.5% of net sales for the third quarter compared with 22.6% in the third quarter of 2002.  Gross profit and SG&A as a percentage of sales for the third quarter of 2003 were impacted by rapid increases in commodity wood product prices, which limited BMHC’s ability to pass along increased prices due to existing customer sales commitments and the competitive environment.  Additionally, the consolidation of WBC, which has lower gross profit and SG&A as a percentage of sales, impacted gross profit and SG&A.

“We continued to focus on growing our business in the third quarter,” stated Mr. Robert E. Mellor, Chairman, President and Chief Executive Officer.  “We are pleased to have continued to generate sales growth and are maintaining our efforts to increase operating efficiencies and improve our bottom line.  While our top line and gross margin reflect the effects of inflation of commodity wood product prices, BMHC continued to operate in line with our current year earnings forecast.  KBI Norcal’s sales and operating margin have improved and we believe we have turned the corner at this business unit.  We continued to direct attention toward our operations in Colorado and Texas during the quarter to expand BMHC’s business with the production homebuilders.

“Subsequent to the end of the third quarter, we established operations in the Mid-Atlantic region through a joint venture construction services business serving high-volume production homebuilders in Virginia, Maryland and Delaware.  We are committed to our strategy of growing our construction services through a focus on production homebuilders and expansion of our services into attractive new markets.  We remain confident in our ability to achieve the business objectives we have set for BMHC.”

Results for Nine Months Ended September 30, 2003

For the nine months ended September 30, 2003, net sales increased 15.1% to $995.0 million from net sales of $864.6 million in the same period in 2002.  The increase in net sales is attributable to the acquisition of KBI Norcal, which was not included in BMHC’s results for the first half of 2002, the growth of comparable sales, the consolidation of WBC in the third quarter of 2003, which was formerly accounted for under the equity method of accounting, and inflation in commodity wood product prices.  Gross margin was 26.6% for the nine months ended September 30, 2003 compared to 28.5% in the first nine months of 2002.  SG&A was 23.8% of net sales for the nine-month period of 2003, compared to 24.4% of net sales in the same period a year ago.  Net income for the nine months ended September 30, 2003 was $14.2 million, or $1.06 per diluted share, compared to net income of $6.0 million, or $0.45 per diluted share, in the prior year period.   Net income for the nine-month period of 2003 includes a loss on extinguishment of debt of $0.6 million, net of tax, or $0.05 per diluted share, as well as effects resulting from the adoption of FAS 150 as described above.  Net income for the nine-month period of 2002 included a charge of $11.6 million, net of tax, or $0.88 per diluted share, as a result of a change in accounting principle, in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

Teleconference and Webcast

BMHC will host a conference call and audio webcast today at 8:30 a.m. Pacific Time to discuss its financial results for the third quarter ended September 30, 2003.  To access the call, dial (877) 223-0437 and provide the conference ID: 1484270.  A webcast will be available through a link on the Company’s web site located at www.bmhc.com or may be accessed through PR Newswire at www.videonewswire.com/BMHC.  If you are unable to listen to the webcast, a replay will be available for 90 days following the conclusion of the call.

About BMHC

Building Materials Holding Corporation is one of the largest residential construction services companies in the United States.  The Company specializes in providing construction and installation services, component manufacturing and high-quality building materials to residential builders and contractors from coast to coast.  Keys to BMHC’s growth strategy are increasing construction services to production homebuilders and entry into selective geographic markets.

Business Risks and Forward-Looking Statements

Certain statements made in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of BMHC, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks or uncertainties may include, but are not limited to, changes in costs of materials sold; changes in selling prices; competition within the construction services and building materials industry; changes in economic conditions and interest rates; integration of acquired businesses; increases in costs of raw materials and labor; retention of key management personnel; consumer confidence; household and job formation; government regulation; and general economic, business and competitive factors, all or each of which may cause actual results to differ from the statements made in this press release.  These risks and uncertainties are discussed in detail in Building Materials Holding Corporation’s Form 10-K for the fiscal year ended December 31, 2002. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. BMHC disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in the Annual Report on Form 10-K or this news release.

CONTACT:

Ellis Goebel

Senior Vice President, Finance

(415) 627-9100

(Tables Follow)

BUILDING MATERIALS HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002

Net sales	$396,325	$316,930	$994,983	$864,593

Cost of sales	294,587	227,008	730,223	617,944

Gross profit	101,738	89,922	264,760	246,649
Selling, general and administrative expenses	85,136	71,522	237,090	210,799

Loss on debt extinguishment	1,026	—	1,026	—

Other income, net	(2,786)	(193)	(4,208)	(558)

Income from operations	18,362	18,593	30,852	36,408

Equity in earnings of an unconsolidated company, net of amortization	527	—	2,349	—

Interest expense	2,409	2,635	6,827	7,590

Income before income taxes, minority interest and change in accounting principle	16,480	15,958	26,374	28,818
Income taxes	6,258	6,079	10,199	11,030

Income before minority interest and change in accounting principle	10,222	9,879	16,175	17,788

Minority interest	475	169	193	169

Income before change in accounting principle	9,747	9,710	15,982	17,619
Change in accounting principle, net of tax benefit of $1,146 and $6,286, respectively	(1,784)	—	(1,784)	(11,650)

Net income	$7,963	$9,710	$14,198	$5,969

Income before change in accounting principle per common share:
Basic	$0.73	$0.74	$1.20	$1.35
Diluted	$0.72	$0.73	$1.19	$1.33
Change in accounting principle per share:
Basic	$(0.13)	—	$(0.13)	$(0.89)
Diluted	$(0.13)	—	$(0.13)	$(0.88)
Net income per common share:
Basic	$0.60	$0.74	$1.07	$0.46
Diluted	$0.59	$0.73	$1.06	$0.45
Weighted average number of common shares:
Basic	13,308	13,134	13,263	13,070
Diluted	13,448	13,250	13,423	13,233

BUILDING MATERIALS HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)

	(UNAUDITED) September 30, 2003	December 31, 2002
ASSETS
Current assets
Cash	$19,794	$9,217
Receivables, net	188,764	132,757
Inventory	104,797	89,828
Costs in excess of billings	12,542	3,920
Deferred income tax benefit	7,387	5,302
Prepaid expenses and other current assets	2,017	7,456

Total current assets	335,301	248,480

Property, plant and equipment, net	167,676	178,137
Goodwill	81,344	52,111
Other intangibles, net	21,637	12,950
Deferred income tax benefit	346	529
Deferred loan costs	2,432	2,732
Other long-term assets	9,054	8,135

Total assets	$617,790	$503,074

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Billings in excess of costs	$9,988	$3,927
Accounts payable and accrued expenses	122,384	74,061

Total current liabilities	132,372	77,988

Long-term debt	181,013	157,375
Other long-term liabilities	14,735	11,428

Total liabilities	328,120	246,791

Minority Interest	23,838	4,983

Shareholders’ equity
Common stock, $0.001 par value, 20,000,000 shares authorized; 13,324,011 and 13,135,562 shares issued and outstanding, respectively	13	13
Additional paid-in capital	115,035	112,709
Retained earnings	150,784	138,578

Total shareholders’ equity	265,832	251,300

Total liabilities and shareholders’ equity	$617,790	$503,074